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Media Relations: Mike Martin - 585-218-3669 Investor Relations: Lisa Schnorr - 585-218-3677

Constellation Brands Announcement Regarding
Allied Domecq plc

FAIRPORT, N.Y., June 16, 2005 -- Constellation Brands, Inc. (NYSE: STZ, ASX: CBR) today announced, that the consortium which includes Constellation, Brown-Forman Corporation (NYSE: BFB), Lion Capital and The Blackstone Group, after careful consideration following due diligence, has determined not to pursue an offer for Allied Domecq plc.

Constellation Brands Chairman and Chief Executive Officer Richard Sands, stated, “Constellation approached this opportunity in a disciplined strategic and financial manner and does not believe that the economics justify an offer. Our basic premise is always that a transaction must create value for our stakeholders.  Simply put, careful consideration and evaluation of the details following due diligence did not identify sufficient value for submitting an offer.”

Sands continued, “Constellation greatly appreciates the strong support we have received from our shareholders and consortium partners throughout this process. We continue to believe that there are additional opportunities to complement growth of our base business with strategic acquisitions in our industry, and we will remain a determined and disciplined buyer. As the largest wine company in the world, and the largest multi-category supplier of beverage alcohol in the U.S., Constellation looks toward building upon its outstanding track record of delivering true growth and value to our shareholders.”

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